UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchanged Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

ICF International, Inc. (the “Company”) announced today that Chairman and Chief Executive Officer Sudhakar Kesavan, Chief Operating Officer John Wasson, Chief Financial Officer Alan Stewart and Human Services and Systems Director Gerald Croan (collectively, the “Executives”), entered into pre-arranged stock trading plans to sell a limited amount of the Company’s shares for personal financial management purposes (the “10b5-1 Plans”). The 10b5-1 Plans are designed to comply with both Rule 10b-5 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions.

Under each individual’s 10b5-1 Plan, a broker-dealer is authorized to sell up to a specified number of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the terms and conditions of such individual’s 10b5-1 Plan, including minimum sale price thresholds, unless the plan is terminated earlier pursuant to its terms. Sales of Shares under the 10b5-1 Plans may commence in January 2008. The 10b5-1 Plan entered into by Mr. Kesavan allows for the sale of a maximum 150,000 Shares. The 10b5-1 Plan entered into by Mr. Stewart allows for the sale of a maximum 30,000 Shares and Mr. Wasson’s 10b5-1 Plan allows for the sale of a maximum 97,771 Shares. The 10b5-1 Plan entered into by Mr. Croan allows for the sale of a maximum of 7000 Shares. All of the 10b5-1 Plans will terminate no later than January 31, 2009.

Each of the 10b5-1 Plans has been approved pursuant to the terms of the Company’s policies. Transactions made under the 10b5-1 Plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plans or the plan of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: November 28, 2007	By:	/s/ Judith B. Kassel
Judith B. Kassel
General Counsel and Secretary